                                                                    EXHIBIT 99.1

                       HANMI FINANCIAL CORPORATION REPORTS
                            RECORD QUARTERLY RESULTS

LOS ANGELES - July 27, 2004 - Hanmi Financial Corporation (NASDAQ:HAFC), the holding company for Hanmi Bank, reported that for the three months ended June 30, 2004, it earned record net income of $7.55 million, or $0.35 per share (diluted), an increase of 52.3 percent over net income of $4.95 million, or $0.35 per share (diluted), in the comparable period a year ago.

Second-quarter 2004 net income reflects pre-tax restructuring costs totaling $1.73 million related to the April 30, 2004 acquisition of Pacific Union Bank, which reduced after-tax earnings by $0.05 per share (diluted). Excluding these costs, second-quarter 2004 net operating income was $8.60 million, or $0.40 per share (diluted), compared to net operating income of $4.95 million, or $0.35 per share (diluted), in the second quarter of 2003, when there were no restructuring costs.

For the six months ended June 30, 2004, net income was $13.9 million, or $0.78 per share (diluted), an increase of 51.6 percent over net income of $9.2 million, or $0.64 per share (diluted), in the first six months of 2003.

"We are extremely pleased that despite the one-time costs associated with the April 30, 2004 acquisition of Pacific Union Bank, we have nonetheless reported our best quarterly results ever," said J.W. Yoo, president and chief executive officer. "These record results are a testament to the hard work and dedication of people from both organizations. Moreover, our program to fully integrate the two banks' systems and facilities is on schedule and is expected to be completed in the fourth quarter. In the meantime, I am delighted at our success in retaining PUB customers while continuing Hanmi's strong organic growth."

                            SECOND-QUARTER HIGHLIGHTS

     - The Company completed its acquisition of Pacific Union Bank, a $1.2 billion (assets) commercial bank headquartered in Los Angeles that, like Hanmi, serves primarily the Korean-American community.

     - Second-quarter 2004 pre-tax income increased 60.5 percent to $12.4 million, compared to $7.7 million during the same quarter a year ago.

     - Second-quarter net interest income after provision for loan losses increased 88.9 percent to $23.4 million from $12.4 million in 2003.

     - Total assets increased to $3.10 billion at June 30, 2004 from $1.76 billion at March 31, 2004 and $1.65 billion at June 30, 2003.

     - Return on average assets for second quarter was 1.23 percent, compared to 1.26 percent for the same period a year ago.

     - Return on average equity was 13.37 percent, and return on tangible equity was 19.72 percent, compared to 15.21 percent and 15.47 percent, respectively, in the period a year ago.

     - Net interest margin increased to 4.10 percent from 3.74 percent for the same quarter last year.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES

Net interest income before provision for loan losses was $24.2 million, an increase of $10.3 million, or 74.6 percent, compared to the same period of the prior year. This is an increase of $7.3 million, or 42.9 percent, compared to the first quarter of 2004. The increase was primarily due to the acquisition of interest-earning assets totaling $1.1 billion as part of the merger with PUB. However, existing Hanmi lending units continued their strong growth and increased their net loans outstanding by $83.5 million, or 6.5 percent, during the quarter.

Average interest-earning assets increased by $692 million, or 41.4 percent, over the first quarter of 2004 and provided an additional $9.6 million of interest income. These increases were funded primarily by $936 million of deposits acquired in the merger with PUB. The net interest margin was 4.10 percent for the second quarter of 2004, compared to 3.74 percent for the second quarter of 2003 and 4.05 percent for the first quarter of 2004.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain an allowance that is sufficient to absorb loan losses inherent in the Company's loan portfolio. The provision for loan losses was $850,000 in the second quarter of 2004, compared to $1.5 million for the second quarter of 2003. As discussed below, non-performing assets were 0.38 percent of the loan portfolio and 33.0 percent of the allowance for loan losses at June 30, 2004.

NON-INTEREST INCOME

Non-interest income was $6.8 million in the second quarter of 2004, an increase of $1.2 million, or 20.6 percent, compared to $5.6 million recognized in the second quarter of 2003. The increase was mainly due to an increase of $1.6 million, or 44.2 percent, in service charges and fee income, offset by a decrease of $701,000 in gain on sales of securities. Other non-interest income increased $301,000, or 70.7 percent, primarily as a result of the acquisition of PUB.

NON-INTEREST EXPENSES

Non-interest expenses increased from $10.4 million to $17.8 million, an increase of $7.4 million, or 71.2 percent, over the second quarter of 2003. Recurring non-interest expenses (non-interest expenses excluding restructuring charges) increased to $16.1 million from $10.3 million in the second quarter of 2003 and $10.4 million in the first quarter of 2004. The recurring cash efficiency ratio (recurring non-interest expenses divided by the sum of net interest income before provision for loan losses and non-interest income) was 51.8 percent in the second quarter of 2004, compared to 52.8 percent in the second quarter of 2003 and 47.8 percent in the first quarter of 2004, reflecting additional salaries and benefits, occupancy, professional fees, and data processing expenses incurred during the post-merger integration period.

INCOME TAXES

The provision for income taxes for the second quarter was $4.8 million at a 39.0 percent effective tax rate in 2004 and $2.8 million at a 35.8 percent effective tax rate in 2003. The effective rate for the year ended December 31, 2003 was
39.3 percent. In the fourth quarter of 2003, certain tax benefits recognized in the first three quarters of 2003 arising from certain transactions involving a real estate investment trust were reversed.

ACQUISITION OF PACIFIC UNION BANK

On April 30, 2004, the Company completed its acquisition of PUB for a total purchase price of $325 million, consisting of $165 million cash, Hanmi stock valued at $156 million, options exchanged of $1 million, and direct transaction costs of $3 million. The purchase price was allocated to the fair value of net assets acquired (which exceeded their $113 million book value by approximately $3 million), core deposit intangible assets of $13 million, deferred tax liabilities of $8 million, merger-related liabilities assumed of approximately $5 million, and goodwill totaling $207 million.

FINANCIAL POSITION

Total assets were $3.10 billion at June 30, 2004, an increase of $1.34 billion from the March 31, 2004 balance of $1.76 billion.

At June 30, 2004, net loans totaled $2.20 billion, an increase of $916 million, or 71.5 percent, from $1.28 billion at March 31, 2004. Net loans acquired in the merger with PUB accounted for $865 million of the increase.

Real estate loans increased to $1.02 billion at June 30, 2004 from $493 million at March 31, 2004, an increase of 107.6 percent. Real estate loans held by existing Hanmi branches (i.e., branches other that the acquired PUB branches) increased $31 million, or 6.3 percent, during the quarter. Commercial loans increased to $1.12 billion at June 30, 2004 from $747 million at March 31, 2004, an increase of 49.7 percent. Commercial loans held by existing Hanmi branches increased $52 million, an increase of 6.9 percent.

Total deposits increased to $2.35 billion at June 30, 2004 from $1.48 billion at March 31, 2004, an increase of $868 million, or 58.8 percent. The Company obtained $936 million in deposits as part of the merger with PUB. Demand deposits increased to $763 million at June 30, 2004 from $488 million at March 31, 2004. Demand deposits held by existing Hanmi branches increased $21 million, or 4.4 percent, during the quarter.

Money market accounts increased to $506 million at June 30, 2004 from $292 million at March 31, 2004, an increase of 73 percent. Growth in money market accounts at existing Hanmi branches totaled $59 million, an increase of 20 percent during the quarter. Time deposits increased to $926 million at June 30, 2004, an increase of $321 million, or 53 percent from the March 31, 2004 balance of $605 million.

During the quarter, the Company reevaluated the profitability of its relationships with certain large former PUB depositors, which caused declines of $50 million in brokered certificates of deposit and $54 million in volatile money market accounts following the acquisition.

Borrowings increased to $264 million at June 30, 2004, from $57 million at March 31, 2004, an increase of $207 million. PUB's borrowings were $105 million at the acquisition date, April 30, 2004, and the Company opted to replace certain high-cost, volatile deposits discussed above with short-term borrowings. The Company also issued $20 million trust preferred securities at the three-month LIBOR plus 2.63 percent to provide additional capital and liquidity.

ASSET QUALITY

Total non-performing assets, which include accruing loans past due 90 days or more and non-accrual loans, increased to $8.4 million at June 30, 2004 from $5.2 million at March 31, 2004. Non-performing assets as a percentage of gross loans decreased to 0.38 percent at June 30, 2003 from 0.40 percent at March 31, 2004.

The allowance for loan losses at June 30, 2004 was $25.4 million and represented the amount needed to absorb loan losses inherent in the Company's loan portfolio. The allowance for loan losses represented 1.14 percent of gross loans and 302.8 percent of non-performing loans at June 30, 2004. The comparable ratios were 1.06 percent of gross loans and 264.6 percent of non-performing loans at March 31, 2004.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

                                                                           Three Months Ended            Six Months Ended
                                                                                 June 30,                     June 30,
                                                                           2004           2003           2004           2003
NET OPERATING INCOME (EXCLUDING RESTRUCTURING CHARGES):
Net operating income (excluding
  restructuring charges)                                                $   8,599       $   4,953      $ 14,985       $   9,192
Restructuring charge                                                       (1,728)              -        (1,728)              -
Income tax benefit                                                            674               -           674               -
Net income                                                              $   7,545       $   4,953      $ 13,931       $   9,192

NET OPERATING INCOME (EXCLUDING RESTRUCTURING CHARGES)
PER SHARE DATA (DILUTED):
Net operating income per share
  (excluding restructuring charges)                                     $    0.40       $    0.35      $  0 .83       $    0.64
Restructuring charge                                                        (0.08)              -         (0.08)              -
Income tax benefit                                                           0.03               -          0.03               -
Earnings per share                                                      $    0.35       $    0.35      $  0 .78       $    0.64

Note: Certain amounts may not total due to rounding of individual components.

About Hanmi Financial Corporation:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank's mission is to provide varied quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.

Forward-Looking Statements:

Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Words such as "expect," "feel," "believe," "will," "may," "anticipate," "plan," "estimate," "intend," "should," and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of

Hanmi Financial Corp., Hanmi Bank and Pacific Union Bank, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Hanmi Bank and Pacific Union Bank may not be combined successfully, and the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;
(2) operating costs and business disruptions following the merger, including adverse effects on relationships with employees, may be greater than expected;
(3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; and (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by Hanmi Financial Corp. with the Securities and Exchange Commission or FDIC, as the case may be, from time to time. Hanmi Financial Corp. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                            (financial tables follow)

Contact: Hanmi Financial Corporation
         Michael J. Winiarski, CFO          (213) 368-3200
         Stephanie Yoon, Investor Relations (213) 427-5631

INCOME STATEMENT

(Dollars in thousands, except per share data)

                                                                For the quarter ended                  For the six months ended
                                                    ----------------------------------------------   -----------------------------
                                                    June 30, 2004   March 31, 2004   June 30, 2003   June 30, 2004   June 30, 2003
                                                    -------------   --------------   -------------   -------------   -------------
Interest income                                      $    31,692     $    22,106      $    19,119     $    53,798     $    36,578
Interest expense                                           7,484           5,170            5,252          12,654          10,564
                                                     -----------     -----------      -----------     -----------     -----------
  Net interest income before provision
  for loan losses                                         24,208          16,936           13,867          41,144          26,014

Provision for loan losses                                    850             900            1,500           1,750           2,680
                                                     -----------     -----------      -----------     -----------     -----------
  Net interest income after provision for
   loan losses                                            23,358          16,036           12,367          39,394          23,334
Service charges on deposit accounts                        3,524           2,667            2,512           6,191           4,975
Trade finance fees                                         1,030             805              672           1,835           1,418
Remittance fees                                              436             257              243             693             455
Other service charges and fees                               251             187              207             438             465
Bank-owned life insurance income                             183             114              130             297             257
All other non-interest income                                544             329              296             873             397
Gain on sales of loans                                       833             469              878           1,302           1,322
Gain on sales of investments                                   6               3              707               9             858
                                                     -----------     -----------      -----------     -----------     -----------
  Non-interest income                                      6,807           4,831            5,645          11,638          10,147

Salaries and employee benefits                             7,958           5,684            5,569          13,642          10,252
Expenses of premises and fixed assets                      2,132           1,385            1,283           3,517           2,467
Data processing expense                                    1,064             820              775           1,884           1,535
Supplies and communications                                  621             357              367             978             779
Professional fees                                            613             270              426             883             723
Advertising and promotion                                    878             545              362           1,423             773
Loan referral fees                                           470             159              209             629             435
Other operating expenses                                   2,332           1,178            1,312           3,510           2,285
Restructuring expense                                      1,728               -                -           1,728               -
                                                     -----------     -----------      -----------     -----------     -----------
  Non-interest expenses                                   17,796          10,398           10,303          28,194          19,249
                                                     -----------     -----------      -----------     -----------     -----------

    Income before income taxes                            12,369          10,469            7,709          22,838          14,232

Income taxes                                               4,824           4,083            2,756           8,907           5,040
                                                     -----------     -----------      -----------     -----------     -----------
    Net Income                                       $     7,545     $     6,386      $     4,953     $    13,931     $     9,192
                                                     ===========     ===========      ===========     ===========     ===========
Basic earnings per share                             $      0.36     $      0.45      $      0.35     $      0.79     $      0.66
Diluted earnings per share                           $      0.35     $      0.44      $      0.35     $      0.78     $      0.64

Shares outstanding                                    24,438,017      14,267,856
Weighted average shares outstanding - basic           21,078,773      14,201,594       14,025,792      17,640,184      13,973,809
Weighted average shares outstanding - diluted         21,421,856      14,486,213       14,279,881      17,962,399      14,259,383

CONDENSED BALANCE SHEET

                                                         As of           As of              As of             As of
                                                     June 30, 2004   March 31, 2004   December 31, 2003    June 30, 2003
                                                     -------------   --------------   -----------------    -------------
Cash and due from banks                               $   107,528     $    50,707        $    62,595        $   119,053
FRB and FHLB stock                                         17,514          10,398             10,355              6,062
Investment securities                                     459,686         362,446            414,616            367,015
Loans:
      Loans, net of unearned income                     2,222,918       1,295,412          1,261,748          1,126,617
      Allowance for loan and lease losses                  25,408          13,781             14,734            (13,147)
                                                      -----------     -----------        -----------        -----------
         Net loans                                      2,197,510       1,281,631          1,247,014          1,113,470
Due from customers on acceptances                           4,848           6,281              3,930              2,666
Bank premises and equipment                                19,514           8,126              8,435              8,520
Accrued interest receivable                                 9,930           6,590              6,686              5,710
Prepaid and deferred income taxes                          20,989           5,130              7,207              4,010
Goodwill                                                  209,046           1,830              1,831              1,860
Core deposit intangible                                    12,850             182                212                273
Bank-owned life insurance                                  21,434          11,251             11,137             10,894
Other assets                                               15,857          16,233             11,736              9,330
                                                      -----------     -----------        -----------        -----------
         Total Assets                                 $ 3,096,706     $ 1,760,805        $ 1,785,754        $ 1,648,863
                                                      ===========     ===========        ===========        ===========

Noninterest-bearing deposits                          $   763,163     $   487,728        $   475,100        $   438,418
Interest-bearing deposits                               1,582,077         989,238            970,735          1,013,295
                                                      -----------     -----------        -----------        -----------
Total deposits                                          2,345,240       1,476,966          1,445,835          1,451,713

Accrued interest payable                                    6,136           2,841              4,403              3,943
Acceptances outstanding                                     4,848           6,281              3,930              2,666
Borrowed funds                                            263,860          56,514            182,999             51,950
Junior subordinated debt                                   82,406          61,846                  -                  -
Other liabilities                                          20,419           7,844              9,120              6,302
                                                      -----------     -----------        -----------        -----------
         Total Liabilities                              2,722,909       1,612,292          1,646,287          1,516,574
                                                      -----------     -----------        -----------        -----------
Shareholders' equity                                      373,797         148,513            139,467            132,289
                                                      -----------     -----------        -----------        -----------
         Total Liabilities and
           Shareholders' Equity                       $ 3,096,706     $ 1,760,805        $ 1,785,754        $ 1,648,863
                                                      ===========     ===========        ===========        ===========

AVERAGE BALANCES

                                                                               For the quarter ended
                                                  June 30, 2004                    March 31, 2004
                                                  -------------                ----------------------
Average net loans                                 $   1,887,652                    $    1,263,631
Average interest-earning assets                       2,363,328                         1,671,275
Average assets                                        2,450,939                         1,779,240
Average deposits                                      2,120,450                         1,456,814
Average interest-bearing liabilities                  1,672,371                         1,155,664
Average equity                                          302,765                           142,773
Average tangible equity                                 153,057                           140,743

AVERAGE BALANCES

                                                                For the six months ended
                                                  June 30, 2004                     June 30, 2003
                                                  -------------               ------------------------
Average net loans                                 $   1,575,642                     $   1,028,406
Average interest-earning assets                       2,017,239                         1,438,202
Average assets                                        2,219,411                         1,534,589
Average deposits                                      1,805,276                         1,344,782
Average interest-bearing liabilities                  1,424,531                         1,000,079
Average equity                                          224,489                           127,710
Average tangible equity                                 148,620                           125,549

SELECTED PERFORMANCE RATIOS

                                                                                 For the quarter ended
                                                     June 30, 2004                    March 31, 2004
                                                     -------------               ---------------------
Return on average assets                                  1.23%                             1.44%
Return on equity                                         13.37%                            17.89%
Return on tangible equity                                19.72%                            18.15%
Efficiency ratio                                         57.38%                            47.77%
Net interest margin                                       4.10%                             4.05%

SELECTED PERFORMANCE RATIOS

                                                                   For the six months ended
                                                     June 30, 2004                     June 30, 2003
                                                     -------------               ------------------------
Return on average assets                                  1.26%                             1.21%
Return on equity                                         12.41%                            14.48%
Return on tangible equity                                18.75%                            14.76%
Efficiency ratio                                         53.42%                            53.23%
Net interest margin                                       4.08%                             3.62%

ALLOWANCE FOR LOAN LOSSES

                                                      As of                            As of
                                                  June 30, 2004                  December 31, 2003
                                                  -------------                  -----------------
Balance at the beginning of the period            $      14,734                  $         12,269
Allowance for loan losses acquired                       10,566                                 0
Provision for loan losses                                 1,750                             5,680
Charge-offs, net of recoveries                           (1,642)                           (3,215)
                                                  -------------                  ----------------
Balance at the end of the period                  $      25,408                  $         14,734
                                                  =============                  ================
Loan loss allowance/Gross loans                            1.14%                             1.16%
Loan loss allowance/Non-performing loans                 302.80%                           170.12%

NON-PERFORMING ASSETS

                                                                  As of                As of                      As of
                                                              June 30, 2004        March 31, 2004           December 31, 2003
                                                              -------------        --------------           -----------------
Accruing loans - 90 days past due                             $         325        $          101           $             557
Non-accrual loans                                                     8,066                 5,108                       8,104
                                                              -------------        --------------           -----------------
Total non-performing assets                                   $       8,391        $        5,209           $           8,661
                                                              =============        ==============           =================
Total non-performing loans / Total gross loans                         0.38%                 0.40%                       0.68%
Total non-performing assets / Total assets                             0.27%                 0.30%                       0.49%

LOAN PORTFOLIO

                                                                  As of                 As of                     As of
                                                              June 30, 2004        March 31, 2004           December 31, 2003
                                                              -------------        --------------           -----------------
Real estate loans                                             $   1,022,649        $      492,673           $         499,376
Commercial loans                                                  1,118,339               747,092                     711,012
Consumer loans                                                       87,269                59,187                      54,878
                                                              -------------        --------------           -----------------
   Total gross loans                                              2,228,257             1,298,952                   1,265,266
Unearned loan fees                                                   (5,339)               (3,540)                     (3,518)
Allowance for loan losses                                           (25,408)              (13,781)                    (14,734)
                                                              -------------        --------------           -----------------
         Net loans                                            $   2,197,510        $    1,281,631           $       1,247,014
                                                              =============        ==============           =================

LOAN MIX

Real estate loans                                                     45.89%                37.93%                      39.47%
Commercial loans                                                      50.19%                57.51%                      56.19%
Consumer loans                                                         3.92%                 4.56%                       4.34%
                                                                     ------                ------                      ------
         Total gross loans                                           100.00%               100.00%                     100.00%
                                                                     ======                ======                      ======

DEPOSIT PORTFOLIO

                                                                  As of                As of                      As of
                                                              June 30, 2004        March 31, 2004           December 31, 2003
                                                              -------------        --------------           -----------------
Non-interest bearing                                          $     763,163        $      487,728           $         475,100
Money market checking                                               505,872               292,303                     206,086
Savings                                                             150,403                91,793                      96,869
Time certificates of deposits, $100,000 or more                     648,238               386,802                     388,944
Other time deposits                                                 277,564               218,340                     278,836
                                                              -------------        --------------           -----------------
            Total deposits                                    $   2,345,240        $    1,476,966           $       1,445,835
                                                              =============        ==============           =================

DEPOSIT MIX

Non-interest bearing                                                  32.54%                33.03%                      32.86%
Money market checking                                                 21.57%                19.79%                      14.25%
Savings                                                                6.41%                 6.21%                       6.70%
Time certificates of deposit, $100,000 or more                        27.64%                26.19%                      26.90%
Other time deposits                                                   11.84%                14.78%                      19.29%
                                                                     ------                ------                      ------
         Total deposits                                              100.00%               100.00%                     100.00%
                                                                     ======                ======                      ======